Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION ANNOUNCES
PROFIT IMPROVEMENT ACTIONS
Irvine, California — September 2, 2008 — Newport Corporation (NASDAQ: NEWP) today announced actions it is taking to reduce its operating costs and improve its financial performance. These actions, which the company expects to improve Newport’s operating profit by $11 million to $14 million in 2009, include the following:
•	Transferring or outsourcing certain manufacturing processes, particularly in the company’s Lasers Division, to lower-cost sources in Asia, including the company’s new manufacturing facility in Wuxi, China;

•	Reduction of approximately 8% to 10% of the company’s total worldwide workforce, of which approximately half of the eliminations will result from the outsourcing of certain manufacturing processes; and

•	Streamlining administrative processes and reducing costs across its facilities by leveraging the completion of the company’s three-year initiative to implement a common SAP software platform worldwide.
     The company reconfirmed that it expects its revenue for the third quarter of 2008 to be in the range of $106 million to $112 million. Further, the company highlighted that it expects higher revenue in the fourth quarter of 2008, despite the uncertain conditions in the semiconductor equipment market, due primarily to its strong backlog of orders from photovoltaic customers and the strength it normally experiences in its research market in the fourth quarter of the year. Specifically, the company anticipates revenue in the fourth quarter of 2008 to be in the range of $115 million to $125 million.
     The company noted that its earnings, as reported in accordance with generally accepted accounting principles (GAAP), will be negatively impacted by charges related to these profit improvement initiatives, including severance benefits for terminated employees, transition costs related to the transfer of manufacturing operations and other expenses. The company expects these costs to total $8.0 million to $12.0 million, of which it expects to record approximately $1.5 million to $3.0 million in the third quarter of 2008, $4.0 to $6.0 million in the fourth quarter of 2008 and the remainder in 2009.
     In the fourth quarter of 2008, including these charges, the company anticipates reporting GAAP earnings per diluted share in the range of $0.06 to $0.11. Excluding these charges, the company anticipates generating earnings per diluted share in the fourth quarter of 2008 in the range of $0.15 to $0.25. A reconciliation of the company’s expected earnings per diluted share for the third and fourth quarters of 2008 in accordance with GAAP and on a non-GAAP basis excluding the charges is included in this press release for reference.
     The company also noted that, in the third and fourth quarters of 2008, it expects to generate cash and non-operating income from the planned sale of a building owned by the company, as well as from the satisfaction of certain amounts owed to the company relating to a previously divested business. The timing of these events has not been finalized, and as such these anticipated amounts are not included in the company’s earnings guidance.
     Robert J. Phillippy, president and chief executive officer, commented, “We believe that these cost reduction actions will drive sustainable near- and long-term profit improvement for Newport. Our new manufacturing facility in Wuxi, China provides us increasing opportunities to produce selected products in a lower-cost environment, while simultaneously enhancing our presence in the rapidly growing Chinese market. We are also developing stronger outsourcing partnerships in Asia for some of our manufacturing processes, which will further enable us to reduce our cost structure. In addition, by the end of this year, all of our worldwide locations will utilize SAP as our common information technology platform. We expect that this platform will provide us with operational efficiencies and will allow us to reduce our information technology support costs.”
     The company also confirmed that it is on track to achieve in excess of $35 million of new orders from customers for photovoltaic applications for the full year of 2008 and that it does not expect any of the cost reduction steps to negatively impact the increasing traction being gained in this emerging area of its business.
     Mr. Phillippy concluded, “We believe that the opportunities we are capitalizing on in photovoltaic applications will drive significant revenue growth in the future and that this growth combined with the lower cost structure resulting from our profit improvement actions will position us well to significantly improve our profitability in 2009 and beyond.”

ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding the actions being taken by Newport to improve its financial results for the second half of 2008 and for 2009, and the timing and expected impact of these actions on Newport’s financial results; Newport’s expected revenue in the third and fourth quarters of 2008 and its expectation of increased revenue in 2009; its expected earnings per diluted share in the third and fourth quarters of 2008 and its expectation of increased profitability in future periods; Newport’s anticipated sale of a building and its anticipated recovery of amounts owed relating to the sale of its previously divested business and the company’s expected orders from photovoltaic customers in 2008. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 29, 2007, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the outcome of legal proceedings relating to the recovery of amounts due to Newport; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; Newport’s ability to successfully integrate businesses acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Newport Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
The following table reconciles the company’s anticipated net income per diluted share for the third and fourth quarters of 2008 in accordance with GAAP to its anticipated net income per diluted share for such quarters excluding the anticipated charges related to the profit improvement actions described in this press release.
Third and Fourth Quarter Non-GAAP Net Income Per Diluted Share Reconciliation

Three Months Ended
	September 27,	January 3,
	2008	2009
Anticipated GAAP Net Income (Loss) Per Diluted Share	($0.03) - $0.01	$0.06 - $0.11
Anticipated Charges Relating to Profit Improvement Actions	$0.03 - $0.07	$0.09 - $0.14
Anticipated Non-GAAP Net Income Per Diluted Share	$0.00 - $0.08	$0.15 - $0.25
These non-GAAP measures exclude the anticipated charges relating to the profit improvement actions because management considers these charges to be outside of the company’s core operating results. As such, they are excluded with the intent of providing investors with a more complete understanding of the company’s expected underlying operational results and a more meaningful basis for comparison with the company’s historical financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the company’s financial measures prepared in accordance with GAAP.

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